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                                  [LETTERHEAD]



                                October 22, 1997


Country Fresh, Inc.
2555 Buchanan Avenue, S.W.
Grand Rapids, Michigan 49518

    You have requested our opinion regarding the federal income tax consequences of the proposed affiliation of Country Fresh, Inc. (the "Company") with Suiza Foods Corporation ("Parent") through the proposed merger (the "Merger") of CF Acquisition Corp. ("Merger Sub"), a wholly owned Merger Sub of Parent, with and into the Company under the terms of a Agreement and Plan of Merger dated as of September 18, 1997 (the "Merger Agreement"), among Parent, the Company and Merger Sub. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

    Pursuant to the Merger Agreement, Parent has formed Merger Sub as a wholly owned subsidiary for the sole purpose of the Merger. Merger Sub will be merged with and into the Company under the Michigan Business Corporation Act, as amended, and in accordance with the Merger Agreement. In the Merger, all of the issued and outstanding shares common stock of the Company (the "Company Common Stock") will be converted into shares of Parent common stock (the "Parent Common Stock"), and the issued and outstanding shares of Series A 8% Preferred Stock of the Company (the "Company Preferred Stock") will be converted into preferred stock of the Parent (the "Parent Preferred Stock"), and the surviving corporation will become a wholly owned subsidiary of the
Parent.   The Company Common Stock and Company Preferred Stock are referred to collectively as the "Company Stock," and the Parent Common Stock and Parent Preferred Stock are referred to collectively as the "Parent Stock."

    This opinion has been requested and is provided solely for the purpose of inclusion as an exhibit to the Form S-4 Registration Statement filed by Parent with the Securities and Exchange Commission in connection with the
proposed Merger.   If the Merger occurs, it will occur at a date
significantly later than the date of this opinion. Applicable law, regulations, judicial interpretations, regulatory positions, and known facts
are all subject to change.   This opinion is based only upon such law,
regulations, interpretations, positions, and facts as are now in existence and known to us as of the date of this opinion and assumes no change between
the date of this opinion and the date of the Merger.   For this reason, this
opinion is not intended, and may not be relied upon, to satisfy the condition precedent to the Merger stated in Section 7.03(g) of the Merger Agreement.

    This opinion is based upon facts regarding the Merger as described in the Merger Agreement, and upon the following assumptions:
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Country Fresh, Inc.
October 22, 1997
Page 2

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    1.   The Company Common Stock and Company Preferred Stock are the only stock or equity interests in the Company issued and outstanding.

    2. The fair market value of the Parent Common Stock to be received by each shareholder of the Company will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange. The fair market value of the Parent Preferred Stock to be received by each shareholder of the Company will be approximately equal to the fair market value of the Company Preferred Stock surrendered in the exchange.

    3. There is no plan or intention by the shareholders of the Company to sell, exchange, transfer by gift or otherwise dispose of a number of shares of Parent Stock received in the transaction that would reduce the shareholders' ownership of Parent Stock to a number of shares having a value, as of the effective date of the transaction, of less than fifty percent of the value of all of the formerly outstanding Company Stock at the same date. For purposes of this assumption, shares of Company Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Parent Stock are treated as outstanding Company Stock on the date of the transaction.

    4. Following the transaction, the Company will hold at least ninety percent of the fair market value of its net assets and at least seventy percent of the fair market value of its gross assets and at least ninety percent of the fair market value of Merger Sub's net assets and at least seventy percent of the fair market value of Merger Sub's gross assets held immediately prior to the transaction. For purposes of this assumption, amounts used by the Company or Merger Sub to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company or Merger Sub, respectively, immediately prior to the transaction.

    5. The Company has no plan or intention to issue additional shares of its stock that would result in Parent losing control of the Company within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

    6. Parent has no plan or intention to reacquire any of its stock issued in the transaction, except fractional share interests.

    7. Parent has no plan or intention to liquidate the Company; to merge the Company with or into another corporation; to sell or otherwise dispose of the stock of the Company; or to cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub except in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.
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Country Fresh, Inc.
October 22, 1997
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    8.   Merger Sub will have no liabilities assumed by the Company and will not transfer any assets subject to liabilities in the transaction.

    9. Following the transaction, the Company will continue its historic business or use a significant portion of its historic business assets in a business.

    10. Parent, Merger Sub, the Company and the shareholders of the Company will pay their respective expenses incurred in connection with the transaction.

    11. At the time of the transaction, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Parent's acquisition or retention of control of the Company, as defined in Section 368(c) of the Code.

    12. Parent does not own, nor has it owned during the past five years, any shares of the stock of the Company.

    13. On the date of the transaction, the fair market value of the assets of the Company will exceed the sum of its liabilities, if any, to which the assets are subject.

    14. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    15. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired, or will be settled at a discount.

    16. Neither Parent nor the Company are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

    17. None of the compensation received by any shareholder-employees of the Company will be separate consideration for or allocable to, any of their shares of Company Common Stock; none of the shares of Parent Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.
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Country Fresh, Inc.
October 22, 1997
Page 4

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    18.  The stock options issued by the Company (the "Company Stock
Options") are not qualified stock options and have never been traded on an established securities market.

    19. Neither the Company Stock Options nor the amended options to purchase shares of Parent Common Stock have a readily ascertainable fair market value (within the meaning of section 1.83-7 of the Income Tax Regulations).

    20.  The Merger will be consummated in accordance with the Merger
Agreement.

    Based on the facts and assumptions set forth above, and subject to the limitations and conditions identified in this opinion, it is our opinion that the Merger of Merger Sub with and into the Company would give rise to the following federal income tax consequences under the Code.

    1. The Merger of Merger Sub with and into the Company will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code, and Parent, Merger Sub, and the Company will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

    2. Neither Parent, Merger Sub or the Company will recognize any gain or loss for United States federal income tax purposes as a result of the Merger.

    3. No gain or loss will be recognized by the shareholders of the Company who receive shares of Parent Stock in exchange for all of their shares of Company Stock, except to the extent of any cash received in lieu of a fractional share of Parent Stock.

    4. The basis of Parent Stock to be received by the shareholders of the Company will, in each instance, be the same as the basis of the respective shares of Company Stock surrendered in exchange therefor.

    5. The holding period of the Parent Stock received by the shareholders of the Company will, in each instance, include the holding period of the respective shares of Company Stock surrendered in exchange therefor; provided, that the Company Stock was, in each instance, held as a capital asset in the hands of the shareholder at the Effective Time.

    6. No income will be recognized by the holders of options to purchase shares of Parent Common Stock by reason of the amendment of the terms of the options pursuant to Section 5.12 (STOCK OPTION PLANS) of the Merger Agreement.
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Country Fresh, Inc.
October 22, 1997
Page 5

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    We express no opinion about the tax treatment of the Merger under other provisions of the Code and regulations, of any conditions existing at the time of, or the effects resulting from, the Merger that are not specifically covered above, under foreign, state, or local laws, or under estate or gift tax statutes. The particular circumstances of a shareholder of the Company may cause the shareholder's tax consequences to differ from those described in this opinion, including, but not limited to, shareholders of the Company who are corporations, trusts, dealers in securities, financial institutions, insurance companies, tax exempt organizations, persons who are not United States citizens or resident aliens or domestic corporations, who acquired Company Stock pursuant to employee stock options or otherwise as compensation, who do not hold their shares as capital assets, who are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), who are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences), or who hold their shares as part of a "straddle" or "conversion transaction."

    This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Future changes in federal income tax laws and the interpretation of the federal income tax laws can have retroactive effect.

    We hereby consent to the use of this opinion as an exhibit to, and reference to this opinion in, Parent's Form S-4 Registration Statement.

                                       WARNER NORCROSS & JUDD LLP



                                       By /s/ Stephen R. Kretschman
                                          --------------------------------
                                          Stephen R. Kretschman, a Partner